[UNITED LOGO]


                        United National Bancorp Announces
                       Vista Merger Consideration Results

Bridgewater, NJ--September 6, 2002--United National Bancorp (Nasdaq: UNBJ), the parent company of UnitedTrust Bank, today announced the final results of the merger consideration paid to shareholders of the former Vista Bancorp, Inc., which was recently acquired by the Company. Those shareholders had the option of electing to receive either United National Bancorp common stock or cash, or a combination of both.

Shareholders who elected to receive cash consideration will receive 100 percent of their election. Due to the fact that the option to receive United National Bancorp common stock was oversubscribed, those shareholders electing to receive stock will receive 85 percent of their consideration in United National Bancorp common stock and 15 percent in cash.

Based on calculations described in the merger agreement, each Vista shareholder electing to receive only cash will receive $25.3060 for each share of Vista stock. The remaining shareholders will receive 1.0319 shares of United National Bancorp common stock, plus $3.8858 in cash for each share of Vista common stock.

United National Bancorp is a $2.8 billion asset holding company headquartered in Bridgewater, New Jersey operating 52 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey and Lehigh and Northampton counties in Pennsylvania. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.